Exhibit 5.1

Harney Westwood & Riegels
Craigmuir Chambers
PO Box 71, Road Town
Tortola VG1110, British Virgin Islands
Tel: +1 284 494 2233
Fax: +1 284 494 3547

10 September 2014

jacqueline.daley@harneys.com
+1 284 494 6138
011396.0013/JAD

Michael Kors Holdings Limited

c/o Michael Kors Limited

Unit 1902, 19/F, Tower 6

The Gateway, Harbour City

Tsim Sha Tsui, Kowloon

Hong Kong

Dear Sirs

Michael Kors Holdings Limited, Company No 524407 (the Company)

We are lawyers qualified to practice in the British Virgin Islands and advise on British Virgin Islands law in connection with the public offering of 11,629,627 ordinary shares of the Company (the Ordinary Shares).

Capitalised terms defined in the Registration Statement and the Prospectus Supplement (each as defined in Schedule 1 hereto) shall have the same meanings when used in this opinion.

For the purposes of giving this opinion, we have examined the Documents (as defined in Schedule 1 hereto). We have not examined any other documents, official or corporate records or external or internal registers and have not undertaken or been instructed to undertake any further enquiry or due diligence in relation to the transaction which is the subject of this opinion.

In giving this opinion we have relied upon the assumptions set out in Schedule 2 hereto which we have not verified.

Based solely upon the foregoing examinations and assumptions and having regard to legal considerations which we deem relevant, and subject to the qualifications set out in Schedule 3 hereto, we are of the opinion that under the laws of the British Virgin Islands:

1	Existence and Good Standing. The Company is a company duly incorporated with limited liability, and is validly existing and in good standing under the laws of the British Virgin Islands. It is a separate legal entity and is subject to suit in its own name.

2	Valid Issuance of Shares. The Ordinary Shares have been duly and validly authorized and have been validly issued as fully paid and non-assessable (fully paid and non-assessable when used herein means that no further sums are required to be paid by the holders thereof in connection with the issue of the Ordinary Shares).

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This opinion is confined to the matters expressly opined on herein and given on the basis of the laws of the British Virgin Islands as they are in force and applied by the British Virgin Islands courts at the date of this opinion. We have made no investigation of, and express no opinion on, the laws of any other jurisdiction. We express no opinion as to matters of fact.

We are furnishing this opinion in our capacity as British Virgin Islands legal counsel to the Company. This letter is not to be used, circulated or otherwise referred to for any other purpose except as set forth below.

We hereby consent to the filing of this opinion as an Exhibit to the Company’s Report on Form 8-K to be filed with the Commission on or about 10 September 2014, which Form 8-K will be incorporated by reference into the Registration Statement and to the references to us as experts in the Prospectus Supplement under the heading “Legal Matters”.

Yours faithfully,

/s/ Harney Westwood & Riegels
Harney Westwood & Riegels

SCHEDULE 1

List of Documents and Records Examined

1	A copy of the Certificate of Incorporation and Memorandum and Articles of Association of the Company obtained from the Registry of Corporate Affairs on 9 September 2014;

2	the records and information certified by Offshore Incorporations Limited, the registered agent of the Company, on 4 September 2014 of the statutory documents and records maintained by the Company at its registered office (the Registered Agent’s Certificate);

3	the public records of the Company on file and available for inspection at the Registry of Corporate Affairs, Road Town, Tortola, British Virgin Islands on 9 September 2014;

4	the records of proceedings on file with, and available for inspection on 9 September 2014 at the High Court of Justice, British Virgin Islands;

5	a copy of a director’s certificate signed by John D Idol, a director of the Company dated 10 September 2014;

(1 – 5 above the Corporate Documents), and

6	copies of the following documents:

(a)	a Registration Statement on Form S-3 filed on 4 September 2014 by the Company with the Securities and Exchange Commission (the Commission) under the United States Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder relating to the offer and sale of the Ordinary Shares (the Registration Statement); and

(b)	a Prospectus Supplement dated 5 September 2014 filed on 5 September 2014 by the Company with the Commission (the Prospectus Supplement).

The Corporate Documents, the Registration Statement and the Prospectus Supplement are collectively referred to in this opinion as the Documents.

SCHEDULE 2

Assumptions

1	Authenticity of Documents. All original Documents are authentic, that all signatures, initials and seals are genuine, and that all copies of Documents are true and correct copies.

2	Corporate Documents. All matters required by law to be recorded in the Corporate Documents are so recorded, and that all corporate minutes, resolutions, certificates, documents and records which we have reviewed are accurate and complete, and that all facts expressed in or implied thereby are accurate and complete, and that the information recorded in the Registered Agent’s Certificate was accurate as at the date of the passing of the resolutions authorising the transactions envisaged in the Documents.

3	Unseen Documents. Save for the Documents and the resolutions authorising the transactions envisaged in the Documents, there are no resolutions, agreements, documents or arrangements which materially affect, amend or vary the transactions envisaged in the Documents.

SCHEDULE 3

Qualifications

1	Public Records. Records reviewed by us may not be complete for various reasons. In particular you should note that:

(a)	in special circumstances the court may order the sealing of the court record, which would mean that a record of the court action would not appear on the High Court register;

(b)	failure to file notice of appointment of a receiver with the Registry of Corporate Affairs does not invalidate the receivership but merely gives rise to penalties on the part of the receiver;

(c)	a liquidator of a British Virgin Islands company has 14 days after their appointment within which they must file notice of their appointment at the Registry of Corporate Affairs; and

(d)	although amendments to the Memorandum and Articles of Association of a company are normally effective from the date of registration with the Registry of Corporate Affairs, it is possible for a British Virgin Islands court to order that they be treated as being effective from an earlier date, and searches would not reveal the amendments until the court order was subsequently filed, and accordingly our searches would not indicate such issues.

2	Good Standing. To maintain the Company in good standing under the laws of the British Virgin Islands, annual licence fees must be paid to the Registrar of Corporate Affairs.

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